Exhibit 10.2

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***
AGREEMENT REGARDING PAYMENT OF ROYALTIES AND AMENDMENT TO THE AMENDED AND RESTATED EXCLUSIVE LICENSE
Effective the 3rd day of February 2023, THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and CareDx, Inc. (“CareDx”), a Delaware corporation with an address at 8000 Marine Blvd., Brisbane, California 94005, agree as follows:
1.BACKGROUND
a.Stanford and ImmuMetrix, Inc. are parties to a January 27, 2014 Amended and Restated Exclusive Agreement (the “License Agreement”).
b.CareDx acquired ImmuMetrix, Inc. on June 14, 2014 and assumed ImmuMetrix Inc.’s rights and obligations under the License Agreement.
c.In 2019, CareDx initiated litigation against Natera, Inc. and Eurofins Viracor, Inc. in the U.S. District Court for the District of Delaware (Docket Nos. 19-cv-567 and 19-cv-1804) alleging infringement of United States Patent Number 8,703,652, United States Patent Number 9,845,497, and United States Patent Number 10,329,607 (the “Patents”) and Stanford was added as necessary party for standing purposes in accordance with the terms of the License Agreement.
d.On September 28, 2021, the District Court granted Natera’s and Eurofins’ motion for summary judgment, declaring that the Patents were invalid.
e.On July 18, 2022, in Decision 2022-1027, the United States Court of Appeals for the Federal Circuit affirmed the District Court’s decision and the parties’ petition for reconsideration or an en banc review was denied.
f.On September 8, 2022, CareDx and Stanford entered into a letter agreement entitled “AGREEMENT REGARDING PAYMENT OF ROYALTIES” as amended (“Letter Agreement”) governing the payment and reporting obligations of CareDx during the Litigation, now expired.
g.CareDx and Stanford wish to seek Supreme Court review of the Federal Circuit’s July 18, 2022 decision (“Appeal”).
2.Pursuit of Supreme Court Appeal And Amendment to the License Agreement
a.CareDx has instructed the parties’ counsel to seek Supreme Court review of the Federal Circuit’s decision. CareDx shall be responsible for the legal fees and costs of both parties associated with the initial certiorari petition.
b.If the cert petition is granted, the parties shall [...***...] all legal fees and costs of both parties incurred in pursuit of the appeal post cert petition [...***...].
c.Subject to compliance with Sections B.1 and B.2 above, until completion of the Supreme Court Review, any licensing payment and reporting obligations by CareDx for Licensed Products sold in the US under the License Agreement shall be suspended and shall become payable only as expressly set forth in Section B. 5 or 6 below. The Supreme Court’s review shall be deemed completed upon a written denial of the petition for certiorari review or, if the petition is granted, the issuance of a Supreme Court decision or dismissal of the case as improvidently granted.
d.During the pendency of the Supreme Court’s review, CareDx’s right to terminate pursuant to Section 15.1 of the License Agreement is suspended.
e.If the Federal Circuit’s decision is fully reversed or vacated with respect to any of the patents in suit by the Supreme Court, CareDx shall pay a [...***...]% earned royalty on Net Sales of: (a) any Licensed Product that was sold prior to the decision for which no royalty has been paid (“Past Royalties”); and (b) any Licensed Product sold following the Supreme Court’s decision until the termination of the License Agreement (“Future Royalties”). Payment of earned royalties for Past Royalties will be due [...***...], and payment for Future Royalties will be made in a manner that is consistent with prior practice under Paragraph 8.1 of the License Agreement. For purposes of this Agreement and the License Agreement only, CareDx agrees to treat AlloSure products as royalty bearing Licensed Products. Stanford will not rely on such treatment herein as an admission that they are Licensed Products; however, this does not limit Stanford’s ability to rely on any other past, present, or future statements, acts, or omissions for such purpose. This Section applies to CareDx sales globally and to Net Sales of each Licensed Product sold by a sublicensee. This Section B.5 shall constitute the parties’ entire agreement with respect to earned royalty rate for Future Royalties and the [...***...]% royalty rate may not be further reduced or adjusted unless this Section B.5 is amended in writing by the parties. For the avoidance of doubt, the newly amended royalty rate shall not result in any adjustment or refund for royalties that were paid prior to the date of this Agreement.
f.If the cert petition for review is denied or dismissed, or if the petition is granted but the Supreme Court’s decision does not fully reverse or vacate with respect to any of the patents in suit[...***...]. Within [...***...] following [...***...], CareDx will pay Stanford on Past Royalties in an amount equal to [...***...]% of the earned royalty that would otherwise be owed to Stanford under the License Agreement at [...***...]. For example, if $[...***...] of earned royalty is owed under the License Agreement at [...***...], CareDx would only need to pay Stanford $[...***...] upon [...***...]. [...***...]. This payment shall constitute the parties’ entire agreement with respect to [...***...] and, upon payment, CareDx shall be released from any further obligation to pay Past Royalties arising out of the Licensing Agreement.
g.This Agreement may only be terminated upon mutual written agreement of the parties. The parties hereby acknowledge and agree that the License Agreement is amended as expressly set forth herein. All terms not defined in this Agreement shall have the meaning set forth in the License Agreement, except as amended or clarified herein. This Agreement contains the entire understanding of the parties with respect to the matters set forth herein. In the event of any conflict or inconsistency between the terms of this Agreement, the License Agreement, the Letter Agreement, or any prior letter agreement(s) or amendment thereof between the parties concerning the License Agreement and litigation described herein, the terms set forth in this Agreement shall control. This Agreement hereby incorporates by reference Sections 16-19 of the License Agreement.
h.In the event that Stanford enters into negotiations for the rights to the Licensed Patents with third parties, Stanford will notify CareDx.

In witness hereof, this Agreement is signed by the duly authorized representatives of the parties.

The Board of Trustees of the Leland Stanford Junior University	CareDx, Inc.
Signature: /s/ Sunita Rajdev Print Name: Sunita Rajdev Title: Director – Life Sciences, OTL Date: 29-Mar-2023	Signature: /s/ Reginald Seeto, MBBS Print Name: Reginald Seeto, MBBS Title: President & CEO Date: 29-Mar-2023